EXHIBIT 99.1

Hutchinson Technology Promotes David Radloff to Vice President and Chief Financial Officer

HUTCHINSON, Minn., Aug. 26, 2010 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that it has promoted David Radloff to vice president and chief financial officer. He is replacing Steve Polacek who resigned to accept a position with another company.

Radloff joined Hutchinson Technology in 1986 and has held a variety of management positions in accounting, treasury, sales and information technology.  He was promoted to vice president of finance in 2007 and most recently has served as the company's corporate controller.

"With more than 20 years of diverse responsibilities within the company, Dave brings an in-depth understanding of our business, along with strong accounting, governance and financial management skills," said Wayne Fortun, Hutchinson Technology's president and chief executive officer.  "He has been an integral member of our finance and management teams, and I look forward to a smooth transition as he assumes this new leadership role."

Radloff earned a bachelor's degree in economics and accounting from Augustana College in Rock Island, Illinois, and passed the certified public accountant exam in 1981.  He started his career in public accounting and then held positions with software and healthcare companies prior to joining Hutchinson Technology.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

CONTACT:  Hutchinson Technology Inc.
          Investor Contact:
          Chuck Ives
            320-587-1605
          Media Contact:
          Connie Pautz
            320-587-1823